UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 11, 2009

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

0000721693	4911-Electric Services	06628887
(Central Index Key)	(Standard Industrial Classification)	(Film Number)

12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(011) 86-29-8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant's Certifying Accountant.

This 8-K/A is filed to amend previous Forms 8-K as follows:  the disclosures in Item 4.01 of Form 8-K filed on May 11, 2009, the disclosures in Item 8.01 of Form 8-K filed August 11, 2009 and the disclosures in Item 4.01 of Form 8-K filed on August 18, 2009.  All of these disclosures concerned the plan of China Recycling Energy Corporation (the “Company”) to change its independent registered public accounting firm from Goldman Parks Kurland Mohidin, LLP (“GPKM”) to Deloitte-Touche Tohmatsu CPA Ltd. (“Deloitte”) for the fiscal year ended December 31, 2009, and events which occurred that changed that plan and resulted in the Company’s ultimate decision to continue its relationship with GPKM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  The Company is filing this 8-K/A to clarify and amplify those disclosures and, to the extent that the information contained in this Form 8-K/A differs from that disclosed in the above-referenced Forms 8-K, the information in this Form 8-K supercedes the prior information.

The Company had decided to replace GPKM as its principal independent registered  public accounting firm with Deloitte.  To execute this decision, the Company engaged Deloitte on May 5, 2009 and in carrying out its plan requested Deloitte to provide the requisite review of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009.  The Board action taken on May 5, 2009 included the dismissal of GPKM and the Company and its Board contemplated that GPKM would review the report on Form 10-Q for the quarter ended March 31, 2009 and be available to Deloitte for discussion and explanation as needed.

Once the Company determined that, because its discussions with Deloitte and GPKM were on-going, it could not file timely its quarterly report on Form 10-Q for the quarter ended June 30, 2009, the Company decided to use the services of GPKM for the review of that Form 10-Q and to delay the beginning of the Deloitte engagement until after filing the second quarter 10-Q.  On August 11, 2009 the Company filed an 8-K to that effect under Item 8.01.  In correspondence dated August 12, 2009, Deloitte indicated that it considered the use of GPKM as the Company’s independent registered public accounting firm through the review and filing of the June 30, 2009 10-Q to be “inconsistent with the engagement letter of May 5, 2009,” and, therefore, Deloitte concluded that it had been dismissed.  Deloitte also forwarded to the Company (copy to the PCAOB Letter File, Office of the Chief Accountant, Securities and Exchange Commission) a letter dated August 12, 2009 informing the Company that “the client-auditor relationship…has ceased.”  Upon the receipt of this letter,  the Company decided to reaffirm its relationship with GPKM for reporting purpose on August 12, 2009. The Board approved the decision to accept Deloitte’s interpretation and to reaffirm the relationship with GPKM and, on August 13, 2009, formalized this decision by formally engaging GPKM as independent auditors for the fiscal year ending December 31, 2009.

In its August 12 correspondence with the Company, Deloitte reminded the Company that “situations that represent disagreements with former independent auditors” must be discussed in the 8-K filed to reflect the dismissal of an auditor and that “certain reportable events are required to be disclosed.”  Deloitte did identify five topics which Deloitte described as “potential misstatements that we were discussing with respect to the Company’s 10-K’s for the years ended December 31, 2007 and 2008 in respect to prior accounting for revenue recognition, issuance of convertible notes and stock-based compensation.”   The Company reported these topics as disagreements in Item 4.01 of the Form 8-K filed on August 18, 2009.  In any event, these issues had not been resolved to the satisfaction of either the Company or Deloitte at the time Deloitte concluded it had been dismissed.

These topics had been the subject of ongoing discussions between the Company, Deloitte and GPKM and remained such on August 12, 2009, and the Company’s expectation, until receipt of the Deloitte correspondence, was that these discussions would continue until agreement had been reached and whatever restatement, if any, was required was prepared and filed.  In the correspondence referenced above, Deloitte indicated that it believed “the Company has a complete understanding of the potential misstatements that we were discussing … [the remainder as quoted above] … Those discussions were not brought to resolution by the date of our dismissal.”

The Company and GPKM continued their review after August 12, 2009, and on August 19, 2009 filed an 8-K under Item 4.02 of that form indicating that a restatement was being prepared.  The restatement was filed on September 28, 2009.

The topics were still under discussion at the time of the Company’s decision to use GPKM as its independent registered public accounting firm through the period of the second quarter ending June 30, 2009.  Each of these items was identified in the Form 8-K filed on August 18, 2009 as a disagreement and the Company continues to identify them as disagreements and treat them as such.  Each was discussed by the Board of Directors of the Company and, at the direction of the Board, an outside director of the Company, Nicholas Shao, discussed these matters with Deloitte.  Each was also a matter of discussion with GPKM, which is both the predecessor and successor accounting firm.  In connection with these actions by the Board, Deloitte was at all times authorized to discuss these matters with GPKM.  These discussions with and between both firms continued throughout the period of May 5, 2009 to August 12, 2009.

The following are the accounting issues identified by Deloitte and the views of the Company and GPKM:

1.           2007 sales-type leases:

In 2007, the Company entered into two leases with separate customers each in respect of an energy recycling system. The Company classified these leases as sales-type leases. For a sales-type lease, according to the lease accounting guidance under U.S. GAAP, the fair value of the leased item would be recorded as revenue upon the inception of lease and the difference between the fair value of the system and the amount to be received from lessee is recorded as interest income over the lease term. The Company determined the fair value of the system to be the cost incurred to build the system plus a 30% margin. This resulted in an implicit interest rate of 12.9% for one lease and 37.3% for the other. The Company had no prior transactions involving the outright sale of such systems. Deloitte requested the Company to provide supporting evidence for its estimate of the revenue and the subsequent amounts classified as lease interest income.

The Company notes that its use of a 30% margin to record the sales revenue was based on the average gross profit rate of some public companies engaged in a similar industry in similar markets. The Company did consider whether it would instead be appropriate to determine the fair value of the equipment sale by determining an appropriate interest rate to be applied as a discount rate to the stream of cash to be received under the leases.  The Company believed that the use of a set discount rate would result in big variances in gross margin at the time of sale in the different sales-type leases which the Company believes could not fairly reflect a reasonable profit had the systems been sold for cash.  The Company’s view and GPKM’s view are reflected in the Company’s financial statements.

2.           2008 sales-type lease:

In 2008, the Company entered into another lease with another customer for an energy recycling system project and also accounted for it as sales-type lease. However, pursuant to the agreement, the monthly fee paid to the Company was contingent upon the amount of electricity generated by the system. Deloitte therefore understood there were no minimum lease payments as such and that the amount of lease income took the form of contingent rentals. Staff Accounting Bulletin Topic 13, “Revenue Recognition” Section 4.c. “Contingent Rental Income” states that the contingent income from leases should be recognized in each period as the contingency is resolved.

The amendment to the agreement made on August 12, 2009 clarified the minimum guarantee and the executory costs, which had also been a part of the discussion, were outsourced. The Company’s view and GPKM’s view, that the agreement in question should be treated as a sales-type lease, are reflected in the Company’s financial statements.  Further, the amendment was only a ministerial act.  In addition, the Company subsequently outsourced the executor costs to a third party at a price similar to the Company’s estimate of such costs.

3.           Volatility assumption used for November 2007 stock option awards to establish grant date fair value:

In November 2007, the Company issued 3,000,000 stock options to eligible employees under its 2007 stock award plan. Deloitte noted that the Company had determined to use a volatility assumption of 100% although that assumption appeared to have no appropriate support.

The Company employed an evaluation firm to evaluate the volatility and found out that the results developed by the evaluation firm employed to determine the volatility assumption suggested a lower volatility assumption than was appropriate and produced values that did not comport with historical stock prices.  The Company continued to use the 100% volatility assumption which had previously been employed due to the lack of history with respect to the subject.  The Company’s view and GPKM’s view, that the Company’s use of the 100% volatility  assumption is appropriate, are reflected in the Company’s financial statements.

4.           Cancellation and subsequent reissuance of stock option awards:

In June 2008, the Company cancelled all the stock options issued in November 2007 and in August 2008, stock options with a lower exercise price were granted. The Company accounted for the grant in August 2008 as a separate grant unrelated to the cancelled options. However, it did not at that time recognize the unrecognized stock-based compensation of the cancelled options as an expense. According to the accounting guidance of share-based payment under U.S. GAAP, if the Company had no intention to replace the cancelled options, the unrecognized stock-based compensation would be expensed on the date of cancellation; or if the Company offered to the employees a replacement grant within a reasonably short period (i.e. six months), the cancellation of the original grant and the award of the new grant would be accounted for as a modification of stock awards. Deloitte noted that the Company applied neither.

In addition, the Company classified the new grant in August 2008 as a liability award rather than an equity award based on the fact that the exercise price of the stock options was denominated in US$, which is not the Company’s functional currency (Renminbi).  Deloitte believed that the award should have been classified as an equity award.

The reissuance was treated as a modification in the restatement filed by the Company on September 28, 2009.  The restatement reflects the view of the Company and also reflects the view of GPKM.

5.           Conversion feature of convertible note:

In 2007, the Company entered into an agreement (“first note agreement”) and issued an instrument to investors with the following features:

a.           A convertible note with principal amount of $5 million at annual interest rate of 10% (the “first note”)

b.           When certain conditions were met, the Company would issue to the investors  4 million shares at $1.23/share and the investors were obligated to subscribe (“the equity forward’).

c.           When certain conditions were met, the Company would issue to the investors a convertible note with principal amount of $15 million at annual interest rate of 5% and the investors were obligated  to buy the note on those terms (“the note forward”).

In April 2008, the Company amended the first note agreement (“the amendment”) for the following:

a.           The conversion of the first note became mandatory upon the amendment.

b.           The conditions that were required for the settlement of the equity forward which had not then been met were waived by the amendment and the shares under the equity forward were purchased by the investors at the price of $1.23/share.

c.           The note forward was cancelled and the Company issued to the investors a second convertible note in principal amount of $5 million at annual interest rate of 5%.

d.           The Company issued to the investors an option to purchase a third convertible note in principal amount of $10 million at annual interest rate of 5%.

The Company accounted for the first note as a liability accounted for at amortized cost. In addition, it believed that there was a beneficial conversion feature amounting to $5 million which it deducted from the initial carrying value of the loan and credited to additional paid-in capital.

The Company accounted for the amendment as a conversion pursuant to the original terms of the first note and the issuance of a new convertible note.

Deloitte believed that if the substance of the amendment was indeed a conversion pursuant to the original terms (a matter on which Deloitte had not concluded at the time of Deloitte’s dismissal), the unamortized amount of the beneficial conversion feature of $3.7 million recorded by the Company should have been expensed immediately pursuant to accounting literature relating to convertible securities with beneficial conversion features under U.S. GAAP. Instead, the Company had eliminated the unamortized discount against additional paid-in capital.

The restatement filed by the Company on September 28, 2009 reflects the Company’s view and the view of GPKM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: March 16, 2010	/s/ Xinyu Peng
Xinyu Peng Chief Financial Officer